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                                                                    EXHIBIT 99.1

[LETTER HEAD OF ITRON]

FOR IMMEDIATE RELEASE

                  ITRON COMPLETES ACQUISITION OF SILICON ENERGY
         Acquisition Strengthens Itron's Energy Management Solutions and Expands Itron Into A New Market - Selling to Energy and Water End Users

SPOKANE, WA. -- March 4, 2003 -- Itron, Inc. (NASDAQ:ITRI) announced today that it has completed the acquisition of Silicon Energy for a total consideration of $71.2 million. Silicon Energy is a leading provider of enterprise energy management software solutions that enable utilities, energy service providers, state and local government, and large energy users to efficiently manage and apply energy consumption data and rate information, optimize the delivery and use of energy, mitigate risk, control energy costs, and optimize energy procurement.

Silicon Energy software enables utilities to streamline the process of collecting, validating, and warehousing meter information; calculate and validate bills; optimize distribution assets; improve customer service; and manage peak demand. For large commercial and industrial energy users, Silicon Energy software uses billing, metering, production and weather information from multiple, geographically dispersed sources to forecast and budget energy consumption, allocate costs, and control overall energy demand and costs. In addition to software, Silicon Energy offers a comprehensive selection of professional and support services to its customer base.

The $71.2 million in consideration includes payment for the outstanding shares of stock of Silicon Energy, repayment of approximately $4.2 million in convertible debt, and other consideration. Itron will finance a portion of the purchase price with a $50 million term bank loan, which will bear interest of approximately 4.5% per year, and will be payable over three years.

During the last week of February, Silicon Energy signed two important EEM Suite software license agreements with a large regulated electric and gas utility and with a Fortune 10 manufacturer. The $1.3 million utility order was placed for Silicon Energy's Distribution Asset Optimization solution, while the EEM order will support the manufacturer's financial management, operations and procurement initiatives on a global basis to assist in lowering operating expenses and mitigating risk. Commenting on these orders, LeRoy Nosbaum, Itron chairman and CEO said, "Receiving these big wins is a great start to this acquisition. We are delighted with the interest we are seeing in our distribution asset optimization solutions and the growing acceptance of enterprise energy management with large energy users."

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[LETTER HEAD OF ITRON]

"With the acquisition of Silicon Energy, we now have a knowledge platform that makes it easy for our customers to gather, manage, and exchange relevant data among all market participants - both within the utility and outside the utility operation," said Nosbaum. "Itron's knowledge platform provides the information our customers need to reduce costs, defer capital expenditures, maximize the use of existing assets and resources, integrate their systems and operations, and optimize their reliability and efficiency."

ABOUT ITRON
Itron is a leading technology provider and critical source of knowledge to the global energy and water industries. More than 2,800 utilities worldwide rely on Itron technology to deliver the knowledge they require to optimize the delivery and use of energy and water. Itron delivers value to its clients by providing industry-leading solutions for meter data collection, energy information management, demand side management and response, load forecasting, analysis and consulting services, transmission and distribution system design and optimization, web-based workforce automation, commercial and industrial customer care and residential energy management. Itron's website can be found at www.itron.com

Caution concerning forward-looking statements:

     This release contains forward-looking statements concerning Itron's operations and financial performance. These statements reflect the Company's current plans and expectations and are based on information currently available to it. They rely on a number of assumptions and estimates, which could be inaccurate, and which are subject to risks and uncertainties that could cause the Company's actual results to vary materially from those anticipated. Risks and uncertainties include the ability of the Company to effectuate additional initiatives for improving growth and profitability, including expected transaction synergies, the rate and timing of customer demand and signing of orders for the Company's products, and other factors which are more fully described in the Company's Annual Report on Form 10-K for the year ended December 31, 2001 and Forms 10-Q for 2002 on file with the Securities and Exchange Commission. Itron undertakes no obligation to update publicly or revise any forward-looking statements.

For more information please contact:

Mima Scarpelli
Vice-president, Investor Relations and Corporate Communications
(509) 891-3565
mima.scarpelli@itron.com

Additional information about Silicon Energy can be found at www.siliconenergy.com.